Free Writing Prospectus
Filed Pursuant to Rule 433
Dated August 8, 2023
Registration Statement Nos. 333-259868 and 333-259868-07
*PRICING DETAILS* $1.6Bn (~$1.482Bn offered) Toyota Auto Receivables Owner Trust (TAOT) 2023-C
Joint Bookrunners: BNP Paribas (struc), BMO, Societe Generale and TD
Co Managers : ANZ, Scotia, UniCredit
-ANTICIPATED CAPITAL STRUCTURE-
CLS	TOTAL($mm)	OFFERED($mm)	WAL^	S/F	P.WIN	E.FINAL	L.FINAL	BENCH	SPREAD	YLD(%)	CPN(%)	PX
A-1	305.000	289.750	0.21	A-1+/F1+	01-05	01/24	08/24	I-CRV	+ 19	5.604	5.604	100.00000
A-2-A	405.026	384.774	1.03	AAA/AAA	05-20	04/25	08/26	I-CRV	+ 40	5.672	5.60	99.99389
A-2-B	189.474	180.000	1.03	AAA/AAA	05-20	04/25	08/26	SOFR30A	+ 40			100.00000
A-3	527.500	501.125	2.42	AAA/AAA	20-40	12/26	04/28	I-CRV	+ 62	5.226	5.16	99.97738
A-4	133.000	126.350	3.70	AAA/AAA	40-48	08/27	02/29	I-CRV	+ 76	5.070	5.01	99.97550
B	40.000	<< NOT OFFERED >>
^ Pricing Speed: 1.3% ABS to 5% Call
--Transaction Details--
* Total Size : $1,600,000,000
* Offered Size : $1,481,999,000
* Ticker : TAOT 2023-C
* Expected Ratings: S&P/Fitch
* Format : SEC Registered
* Min. Denoms : $1k x $1k
* First Pay : 09/15/23
* Settlement Date : 08/15/23
* ERISA : Yes
* RR Compliance : US-Yes; EU-No; UK-No
* Bill & Deliver : BNP Paribas
* Expected Pxg : *Priced*

--Available Materials--
* Preliminary Prospectus, FWP, CDI: Attached
* Intexnet dealname: bptaot23c ; Password: YVA6

--TAOT 2023-C CUSIPs / ISINs--
Class A-1 : 89231F AA8 / US89231FAA84
Class A-2-A: 89231F AB6 / US89231FAB67
Class A-2-B: 89231F AC4 / US89231FAC41
Class A-3 : 89231F AD2 / US89231FAD24
Class A-4 : 89231F AE0 / US89231FAE07

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, BNP Paribas Securities Corp. can arrange to send you the prospectus if you request it by calling toll free at 1-800-854-5674